UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 1, 2016, the compensation committee of the board of directors (the “Board”) of Empire Resorts, Inc. (the “Company”) adopted the Empire Resorts Executive Deferred Compensation Plan (the “Plan”) which Plan is effective on January 1, 2017. The Plan is a nonqualified deferred compensation plan under which eligible participants may elect to defer the receipt of current compensation. Eligible participants include select employees of the Company, including its executive officers. Pursuant to the Plan and subject to applicable tax laws, participants may elect to defer up to 50% of their base salary and up to 100% of any cash bonus. In addition to elective deferrals, the Plan permits the Company to make discretionary contributions. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of five (5), ten (10) or fifteen (15) years. Payments will be made or commence upon the earliest of a participant’s separation from service, death or disability. If a participant so elects, payments will be deferred until a fixed and determinable date. Compensation deferred under the Plan represents an unsecured obligation of the Company.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Empire Resorts Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2016

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Empire Resorts Nonqualified Deferred Compensation Plan